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                                                                   EXHIBIT 10.10

October 31, 2000


Attn: Mark Culhane, CFO
iManage, Inc.
2121 S El Camino Real, Suite 400
San Mateo, CA 94403

Dear Mr. Culhane:

     This letter is written in connection with that certain Loan and Security Agreement between Silicon Valley Bank ("Bank") and iManage, Inc. ("Borrower"), dated March 31, 1999 and related loan documents (as amended from time to time, collectively, the "Loan Agreement"). Borrower is in default of the Cash Losses covenant set forth in Section 6.10 for the quarter ended September 30, 2000.

     Bank hereby waives Borrower's existing default under the Loan Agreement by virtue of Borrower's failure to comply with the foregoing provisions.

     Notwithstanding the waiver described above, Borrower shall be required to be in compliance with this covenant for each subsequent quarter beginning with the quarter ending December 31, 2000.

     Bank's agreement to waive the above-described default (1) in no way shall be deemed an agreement by the Bank to waive Borrower's compliance with this above-described covenant as of all other dates and (2) shall not limit or impair the Bank's right to demand strict performance of this covenant as of all other dates and (3) shall not limit or impair the Bank's right to demand strict performance of all other covenants as of any date.

     By signing below and returning this letter to Bank, Borrower acknowledges that the Loan Agreement is hereby modified in accordance with the provisions set forth above. Borrower further understands and agrees that in modifying the Loan Agreement, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Loan Agreement. Except as expressly modified pursuant to this letter, the terms of the Loan Agreement remain unchanged and in full force and effect. Bank's agreement to modify the Loan Agreement in accordance with the provisions set forth in this letter in no way shall obligate Bank to make any future waivers or modifications to the Loan Agreement. Nothing in this letter shall constitute a satisfaction of the Borrower's indebtedness to Bank. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of the Loan Agreement, unless the party is expressly released in writing. No maker or endorser will be released by virtue of this letter. The terms of this paragraph apply not only to this letter, but also to all subsequent loan modification agreements.

     The provisions of this letter shall not be deemed effective until such time as Borrower shall have returned a countersigned copy to Bank.

                                        Very truly yours,

                                        SILICON VALLEY BANK


                                        By: CHRIS STEDMAN
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                                        Title: VP
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By executing below, the undersigned acknowledges and confirms the effectiveness of this letter to amend the provisions of Section 6.10 of the Loan Agreement.


IMANAGE, INC.


By: MARK A CULHANE
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Title: CFO
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Date:  10/31/00
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